Exhibit 4.3

SHARE SALE AND PURCHASE AGREEMENT

between

Golden Ocean Group Limited

as Seller

and

Knightsbridge Tankers Limited

as Buyer

regarding the shares in Golden Zhejiang Inc.

SHARE SALE AND PURCHASE AGREEMENT

This share sale and purchase agreement (the "Agreement") is entered into on [    ]    October 2010 between:

(1)	Knightsbridge Tankers Limited, a company established in Bermuda with registration no. EC 22353 (the "Buyer"); and

(2)	Golden Ocean Group Limited, a company established in Bermuda with registration no. 36066 (the "Seller"); and

1.	BACKGROUND

1.1	The Seller owns 100 per cent of the issued share capital of Golden Zhejiang Inc. (the "Company"), consisting of 500 shares, without par value (the "Shares");

1.2	The Company is a corporation established in Liberia with registration number C-109941, its only business is to own and operate the vessel “Golden Zhejiang” (the "Vessel");

1.3	The Vessel’s details are:

Classification Society/Class	ABS
Flag: Hong Kong	Place of Registration: Hong Kong
Built in 2010 by Jinhaiwan	IMO Number: 944619
Call sign: VRHH9	Grt/Nrt: 91,971/59,546

1.4	The Buyer is listed on the NASDAQ Stock Exchange.

1.5	The Buyer wishes to purchase the Vessel and the Parties have agreed that the Buyer will acquire the Shares, thereby indirectly obtaining ownership of the Vessel.

1.6	The purpose of this Agreement is to set out the terms and conditions upon and subject to which the Buyer will acquire the Shares from the Seller.

2.	CONDITION

If the sale and purchase of the Shares has not been completed by 31 December 2010, this Agreement shall cease to have effect, the sale of the Shares shall not proceed, and neither Party shall have any claim against the other.

3.	SALE AND PURCHASE

3.1	Sale and Purchase

Upon the terms and subject to the conditions of this Agreement, the Seller hereby agrees to sell and transfer the Shares to the Buyer, and the Buyer will purchase and acquire all rights and title to the Shares from the Seller. The Shares will be delivered to the Buyer at the Closing (as defined below).

Through the sale and purchase of the Shares, the Buyer will indirectly acquire all of the Company's assets, rights and liabilities in the Vessel.

3.2	Purchase Price

The consideration for the Shares shall be a combination of cash and shares in the Buyer.

3.2.1	Cash Consideration

The cash element of the purchase price is USD 47,000,000 (the "Cash Consideration"), which shall be payable in full by the Buyer at the Closing.

3.2.2	Non cash Consideration

The non cash consideration shall have a value of USD 18,500,000 and shall consist of the issuance to the Seller of 973,684 shares in the Buyer based on a share price of USD 19 per share (the "Consideration Shares").

The Consideration Shares may not be traded by the Seller until the date which is 6 months from their issue, or such earlier date as they may be registered.

3.3	Closing

Completion of the sale and purchase of the Shares (the "Closing") shall take place in Oslo at a venue of the Seller’s choice on a date to be agreed (the "Closing Date").

3.4	The Buyer's Obligations at the Closing

At the Closing, the Buyer shall:

(i)	deliver documentary evidence that the Cash Consideration has been irrevocably transferred to the Seller’s nominated bank account;

(ii)	deliver all documents and take such actions as are required to be taken by a buyer of shares in a Liberian corporation;

(iii)	procure that the Consideration Shares are allotted to the Seller.

3.5	The Seller’s Obligations at the Closing

At the Closing, the Seller shall:

(i)
deliver all documents and take such actions as are required to be taken by a seller of shares in a Liberian corporation, and procure that the Company also take all required actions to approve the transfer, including but not limited to (i) approval of the transfer by the board of directors of the Company, and (ii) cancellation of Share Certificate No. 1 in the name of the Seller, and the issue of a new share certificate in the name of the Buyer.

3.6	Joint obligations at Closing

At the Closing the Parties will each take such steps as are required of them to procure that the existing board of directors of the Company be replaced with a new board of directors comprising Kate Blankenship, Ola Lorentzon, and Georgina E. Sousa. Ola Lorentzon will be President, Kate Blankenship will be Vice President, Georgina E. Sousa will be Treasurer/Secretary, and an additional officer will be Colleen E. Simmons who will be Assistant Secretary.

4.	ACTIONS PENDING CLOSING

4.1	Conduct of Business of the Company Prior to the Closing Date

Except as contemplated by this Agreement or with the prior written consent of the Buyer between the date hereof and the Closing Date, the Seller will procure that:

(i)	the Company will not amend its organisational documents, or effect any reclassification or other change relating to the Shares;

(ii)	the Company will not declare, set aside or pay any dividend or other distribution with respect to the Shares;

(iii)	the Company will conduct its business in the ordinary course and consistent with past practice;

(iv)	the Company will not change the arrangements with regard to management or operation of the Vessel, nor enter into any new agreements relating to the Vessel;

(v)	the Company will not enter into any employment or consultancy agreements; and

(vi)	the Company will maintain all current insurance policies in force for it or the Vessel.

5.	ADJUSTMENT OF THE PURCHASE PRICE

Clause 3.2 of the Agreement provides for the purchase price which is a combination of cash and non cash consideration, in total USD 65,500,000. The Parties acknowledge that this represents the value of the Vessel. Prior to the Closing certain advance payments may be made in respect of the Vessel either by the Company or by the Seller, and charter hire will be received by the Company or the Seller from Hong Xiang under the Time Charter (as defined in Clause 7.4. below). To adjust for and apportion these payments and prepayments the Parties have agreed a post Closing adjustment on the terms set out herein.

In this Clause “Expenses” means payments in respect of insurance of the Vessel, lubricating oils onboard the Vessel, management fees and other operating costs relating to the Vessel. “Income” means all freight, charter hire income or payments of any nature under the Time Charter or as a consequence of the operation of the Vessel.

The Parties agree to apportion Expenses and Income so that the Seller shall be responsible for Expenses and shall have the benefit of Income for the period up to and including 12:00 CET on the Closing Date, and the Buyer shall be responsible for Expenses and shall have the benefit of Income for the period after 12:00 CET on the Closing Date.

The Seller shall as a post-closing matter prepare a pro contra statement of Expenses and Income (the “Statement”) showing how much is attributable to the Seller and how much to the Buyer, and shall deliver the Statement to the Buyer for approval. The Buyer shall review the Statement and shall be entitled to propose changes if it disagrees with the amounts shown. The Parties shall together agree the final approved Statement. If the Parties cannot agree, the auditors of the Buyer shall determine the Statement and their decision shall be binding on the Parties. The costs of the auditors shall be shared.

A payment shall be made by the Seller to the Buyer, or the Buyer to the Seller, to reflect the apportionment of Expenses and Income as shown in the Statement. Subject to the paragraph below, if this results in an additional payment to the Seller it shall be deemed to be an increase in the purchase price for the Company, and if this results in a repayment to payment to the Buyer it shall be deemed to be a decrease in the purchase price for the Company.

To the extent any Expenses have been paid by the Seller on behalf of the Company, and this shall have resulted in an inter group debt as between the Seller and the Company, any payment to the Seller in connection with the Statement shall be treated as a repayment of the inter group debt.

6.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as follows, as at the date hereof and repeated as at the Closing Date.

6.1	Organisation

The Company is a corporation duly organised and validly existing under the laws of Liberia.

6.2	Authority; No Conflict

Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the transaction contemplated hereby will conflict with or violate (a) any provision of the organisational documents of the Seller, or (b) any resolution adopted by the board of directors or the shareholder of the Company.

No filing or registration with, no notice to and no permit, consent or approval from any governmental body is necessary for the execution and delivery by the Seller of this Agreement.

6.3	Share Capital; Title

The share capital of the Company is 500 non-assessable shares of the capital stock, without par value. The Shares are owned by the Seller and at the Closing the Seller will transfer the Shares to the Buyer free from encumbrances.

No options, warrants or other rights giving access to the share capital of the Company have been issued or will be issued by the Company up to the Closing Date.

6.4	The Vessel

The Company owns the Vessel, free from encumbrances. The information about the Vessel set out in Clause 1.3 is correct. The Vessel is hired to Hong Xiang Shipping Holding (Hong Kong) Co. Limited ("Hong Xiang") under a time charter party agreement dated [24 February 2010 (the "Time Charter"), a copy of which has been provided to the Buyer.

On the Closing Date the Vessel shall be within IWL trading limits.

On the Closing Date the Vessel will be free from encumbrances, mortgages and maritime liens or any other debts whatsoever, other than the charter in respect of its hire to Hong Xiang.

6.5	Accounts

Since the Company was established on 7 May 2007 it has prepared its accounts accurately and correctly in all material respects, and in accordance with applicable accounting principles.

6.6	Taxes

6.6.1	The Company has filed all tax returns that are or were required to be filed, and the tax returns are true, correct and complete.

6.6.2	All taxes that have become due and payable by the Company have been paid.

6.7	Material Agreements

6.7.1
The Seller has disclosed to the Buyer all material agreements entered into by the Company. All of the material agreements are in full force and effect, and are listed in Schedule 1. To the extent that they were not originally entered into between the Company and relevant third party (or parties) all rights and obligations in the Material Contracts have been legally transferred to the Company (by novation or as otherwise required).

6.8	Subsidiaries and Minority Interest Companies

6.9	The company has no subsidiaries or interests in other companies or entities.

6.10	Employees

The Company has no employees.

6.11	Litigation

There is no claim, action, suit or proceeding pending against the Company before any court, arbitrator or any governmental body.

6.12	Compliance with Laws

The Company is, and has at all times been, in all material respects, in compliance with all applicable laws and regulations.

6.13	Insurance

The Company has in place all insurances required by law to be effected by it.

6.14	Assets

Other than the Vessel the Company has no other assets.

6.15	Environmental Matters

6.16
The Company holds and fully complies with all requisite environmental permits for its business. The Vessel holds and has fully complied with all environmental permits for its operation. The Vessel has not disposed of, discharged, released, placed, dumped or emitted any hazardous substances. The Seller has not received any communication indicating it or the Vessel is or may be in violation of any environmental laws or environmental permits.

7.	COMPENSATION

7.1	Compensation by the Seller

7.1.1	Subject to the Buyer’s duty to mitigate its loss the Seller agrees to compensate the Buyer:

(i)	for any direct loss which the Buyer suffers or incurs due to any breach by the Seller of any of the warranties set out in Clause 6 of this Agreement; and

(ii)	for any direct loss relating to the operation of the Vessel (including but not limited to oil spills) in the period up to 12:00 CET on the Closing Date.

No claim shall be made by the Buyer against the Seller, and the Seller shall have no liability in respect of any loss which arises as a result of an act of or omission by the Buyer or the Company after the Closing Date.

8.	TERMINATION

If the Closing has not taken place by 31 December 2010 either Party may terminate this Agreement by notice to the other, and neither Party shall have any claim against the other.

9.	NOTICES

Any notice required to be given under this Agreement by either Party shall be in writing and shall be deemed to have been given if mailed by prepaid registered mail, sent by facsimile or e-mail or delivered to the address of the other Party as set out below:

If to the Seller to:

c/o Golden Ocean Management AS
P.O.Box 2005 Vika
0125 Oslo
Norway
Phone: +47 22 01 73 40
Fax: +47 22 01 73 59
Email : chartering@goldenocean.no
Attention: Jon Flaaten

If to the Buyer, to:

c/o Frontline Management AS
Finance department
P.O.Box 1327 Vika
0112 Oslo
Norway
Phone: +47 23 11 40 00
Fax: +47 23 11 40 44
Email : aage.ostern@frontmgt.no
Attention: Aage Østern

10.	ASSIGNMENTS

No Party may assign any of its rights under this Agreement without the prior written consent of the other Party.

11.	AMENDMENTS

The Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Seller and the Buyer with respect to the company and the Vessel.

This Agreement may only be amended by a written instrument signed by the duly authorised representative of each Party hereto.

12.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Norway.

13.	ARBITRATION

The Parties shall seek to solve through negotiations any dispute arising out of or relating to this Agreement, or the breach, termination or invalidity hereof.

If the Parties fail to solve any such dispute by written agreement within 20 Business Days after the Sellers or the Buyer has requested such negotiations by notice to the other Party or Parties, such dispute shall be finally settled by arbitration in Oslo in accordance with the Norwegian Arbitration Act dated 14 May 2004, No. 25 as amended or replaced from time to time.

The arbitration shall be conducted in English unless the Parties agree otherwise.

The arbitration and the arbitration award shall be kept confidential.

This Agreement has been executed in two originals, one for each Party.

For and on behalf of the Seller Signature:__________________________ Name in block letters: Title:	For and on behalf of the Buyer Signature:__________________________ Name in block letters: Title:

Schedule 1 – Material Agreements

•	New York Produce Time Charter dated 24 February 2010.

•	Management Agreement Seateam Management Pte Ltd dated 10 September 2010.

•	Letter of Guarantee dated 26 February 2010 issued by Beijing Jianlong Heavy Industry Group Co. Ltd guaranteeing the due observance and performance of Hong Xiang under the Time Charter.